EXHIBIT 8

FAGE DAIRY INDUSTRY S.A.
LIST OF SUBSIDIARIES AS OF DECEMBER 31, 2003

CONSOLIDATED SUBSIDIARIES

	Direct	Total(1)	Jurisdiction

VORAS SA(2)	(100)%		Greece
FAGE ITALIA SRL	(88.87)%		Italy
XYLOURIS SA	(71.75)%		Greece
FOODS HELLAS SA	(99.38)		Greece
AGROKTIMA SA	(99.33)%,	(99.996)%	Greece
FAGE USA CORP.	(100)%		U.S.A.
ILIATOR SA	(97)%		Greece
ZAGAS SA	(98)%,	(99.988)%	Greece

Foods Hellas SA holds the following interests :

AGROKTIMA SA	(0.67)%
ZAGAS SA	(0.012)%

(1)  Total participation includes interest of Foods Hellas SA.

(2)  All assets of Voras S.A. have been transferred in the Company, and Voras S.A. is in the process of being liquidated.